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                                                                   EXHIBIT 10.11

                        CONFIDENTIAL TREATMENT REQUESTED




                      BROADBAND CONTENT TEAMING AGREEMENT

This Broadband Content Teaming Agreement (the "Agreement") is entered into by and between broadcast.com, a Delaware corporation ("broadcast.com") and I(3)S Inc., a Texas corporation ("I3S"), known jointly as the "Parties," this 19th day of February, 1999 (the "Effective Date").

1.   DEFINITIONS:

     1.1 "Co-Branded Page(s)" shall mean a web page(s) created by I3S that contains equally prominent branding of broadcast.com and I3S for placement on I3S's website.

     1.2 "Confidential Information" shall mean any information of a Disclosing Party that the Receiving Party knows or reasonably should know to be confidential or proprietary information of the Disclosing Party, whether of a technical, business or other nature.

     1.3 "Disclosing Party" shall mean a party who discloses Confidential Information to a Receiving Party.

     1.4 "Events" shall mean broadcast.com multicast and unicast live and on-demand or archived events available to users from the Co-Branded Page and which broadcast.com possesses the copyright or license to distribute over the Internet, which Events are set forth on EXHIBIT A attached hereto and made a part hereof for all purposes, as such Exhibit may be amended from time to time.

     1.5 "Marks" shall mean a party's logos, trade names, trademarks and service marks, collectively.

     1.6 "Multicast" shall mean any system, procedure or technology, as updated from time to time, which distributes data (including, without limitation, audio or video) over the System which causes or allows such data to be accessed, duplicated, or replicated as and when needed by routers, switches, terminal servers, or other equipment, including, without limitation, the single transmission of data which can simultaneously service numerous, multiple receivers.

     1.7   "Multicasting" is the utilization of Multicast.

     1.8 Except for content independently developed or acquired by I3S, "Multicast Privilege" is the right of first reservation and access to act as a distributor of each Event made accessible from the Co-Branded Page(s) on the System and for which broadcast.com possesses the exclusive right or license to distribute said Event over the Internet.

     1.9 "Receiving Party" shall mean a party who receives Confidential Information from a Disclosing Party.

     1.l0 "Sponsorship" shall mean gateway, banner, button, and/or interstitial advertising that is sold to an advertiser on the premise that it will appear in connection specifically with the Multicast Events on the Co-Branded Page(s) and not as part of a general rotation of advertising on the broadcast.com Web site (e.g. a rotation on all sports content or a run of site rotation).

     1.11 "Sponsorship Revenue" shall mean the aggregate amount of Sponsorship revenue collected by broadcast.com in connection with the Multicast Events on the Co-Branded Page(s) after all applicable commissions and agency fees associated with such sale, if any, have been paid.

     l.12 "System" is any wireless network (including, without limitation, direct broadcast satellites, hand held devices, microwave dish facilitated data transmission, Vertical Blanking Interval (VBI), wireless cable and data broadcasting, Teledesic, Iridium and other satellites, and any and all other wireless networks) or wired network (including, without limitation, the Internet, the Internet II, or any other online services network which utilizes computer terminals, terminal servers, modems, cable modems, HFC, coaxial cable, xDSL, routers, splitters,


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           switches, multicasting technology, power lines, or other high speed data connections and any and all other wired networks) that distributes audio, video, or other programming using digital algorithms, one and/or two-way digital services, or any other means now existing or hereafter created.

2.   MULTICAST PRIVILEGE AND EVENT DISTRIBUTION LICENSE:

     2.1 I3S hereby grants to broadcast.com the exclusive Multicast Privilege for the term of this Agreement. broadcast.com hereby grants I3S, solely with respect to properties served by the I3S network, the exclusive right and license to distribute the Events; provided, that nothing contained in this section 2.1 shall prohibit broadcast.com from distributing the Events from the broadcast.com Web sites, nor shall it constitute a violation of this Agreement if I3S customers are able to access the Events through the broadcast.com Web sites. Subject to the terms of this Agreement, I3S and broadcast.com may elect to jointly distribute the Events over systems operated by other broadband Internet service providers.

     2.2 Broadcast.com grants I3S the right to the enjoyment of ancillary benefits, which include (a) the ability to attract customers by promoting the extensive and varied content made available by the alliance between broadcast.com's multicast programming and I3S's multicast capabilities and its System, and (b) designation as a broadcast.com IP Multicast affiliate in the form of a multicast affiliate logo to be provided by broadcast.com.

     2.3 I3S shall install at a local loop (DS3 or OC3, as applicable, in the determination of I3S) to connect to broadcast.com's network in order to ensure the highest level of service to I3S users. I3S agrees to absorb any and all expenses associated with the installation and maintenance of said local loop, and to comply with the Acceptable Use Policies of broadcast.com.

3.   CO-BRANDED PAGES; EDITORIAL REVIEW BOARD:

     3.1 I3S shall create a Co-Branded Page(s), which shall be subject to review and prior approval of the Editorial Board (as hereinafter defined), to co-promote the Events. The Events to be included on the Co-Branded Page(s) will be mutually selected by broadcast.com and I3S, and shall include, without limitation, live television and radio station feeds, concerts, sporting and business services events, as well as on-demand movies, music and similar types of content. The Events will be accessible from such locations on the Internet as designated by broadcast.com, including, but not limited to, the Co-Branded Page(s). I3S agrees to update such Co-Branded Page(s) as soon as reasonably practical, but in no event in excess of 3 business days after receipt of new Event entries from broadcast.com.

     3.2 I3S shall pay broadcast.com a fee equal to *** per month during the term of this Agreement for the encoding, serving and maintenance of the Events for placement on the Co-Branded Page(s), due and payable quarterly within 30 days of receipt of an invoice from broadcast.com. Except for Sponsorship sales initiated by I3S, Broadcast.com will have the exclusive right to sell all Sponsorship and all other advertising in connection with the Co-Branded Page(s). All monthly Sponsorship or advertising revenue, whether paid in advance or not, generated by sponsors or advertisers in connection with the Agreement will be billed and collected by Broadcast.com throughout the term of the Agreement; provided, however, that, by the fifteenth (15th) day after the expiration of each calendar quarter hereafter Broadcast.com shall pay I3S a revenue sharing fee ("I3S Revenue Sharing Fee") in an amount equal to ****** ** of all such Sponsorship and advertising revenue generated in the immediately preceding calendar quarter. All monthly revenue generated by Subscribers for premium pay streaming content services under this Agreement, whether paid in advance or not, will be billed and collected by I3S throughout the term of this Agreement; provided, however, that, by the fifteenth (15th) day after the expiration of each calendar quarter hereafter I3S shall pay Broadcast.com a revenue sharing fee ("Broadcast.com Revenue Sharing Fee") in an amount equal to ***** of all such Subscriber-generated revenue in the immediately preceding calendar quarter. The I3S Revenue Sharing Fee and the Broadcast.com Revenue Sharing Fee are hereinafter collectively referred to as the "Revenue Sharing Fees". Notwithstanding anything to the contrary contained herein, no Events shall be offered on a subscription or pay per view basis without the prior written approval of broadcast.com.

     3.3 The revenue derived from the sale of all other advertising on the broadcast.com Web site (even if such advertising appears on pages, other than the Co-Branded Pages through which the Events are accessible), will be retained by broadcast.com in its entirety. Except for a *** percent ** advertising sales commission


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           to be paid to broadcast.com in consideration of advertising sales sold by broadcast.com on the BroadbandNOW!(TM) Web site, the revenue derived from the sale of all other advertising and sponsorships on the BroadbandNOW!(TM) Web site (even if such advertising or sponsorships appear on pages, other than the Co-Branded Pages, through which the Events are accessible), will be retained by I3S in its entirety.

     3.4 Subject to the terms and provisions of this Agreement, I3S and broadcast.com shall jointly market, offer, provide and sell the Events to other third parties providing broadband or high speed Internet access services. The parties shall create an Editorial Board, composed of 2 appointees from each party, to review and approve the content, layout and structure of the Co-Branded Pages. The Editorial Board shall meet on a periodic basis as agreed by its members, but no less than once each calendar quarter hereafter. The Editorial Board shall create and maintain such procedures and internal operational processes as it shall deem necessary and prudent to carry out its intents and purposes hereunder.

4. ACCOUNTS: I3S will cooperate with broadcast.com to ensure that all accounts and/or ports will be enabled to receive traffic from broadcast.com. I3S represents and warrants that as of the Effective Date I3S has exclusive rights to provide high speed data services, including, without limitation, the distribution of Events, to 1,000,000 apartment units, nationwide. I3S agrees to inform broadcast.com on a quarterly basis of any additional accounts and or ports added to the I3S network.

5. PROMOTIONS: I3S shall be entitled to advertise its participation in broadcast.com's multicast and unicast programming, subject to broadcast.com's reasonable prior review and approval of such advertising. I3S shall also provide a hyperlink from its home page to broadcast.com's home page, or to other pages on the broadcast.com Web site as broadcast.com may reasonably designate upon consultation with I3S.

6. DEMOGRAPHICS: Broadcast.com and I3S agree to jointly develop a system to track behavior and demographics information for users who access the Events on the Co-Branded Page(s) in order to formulate a more desirable menu of Events, which information shall not be shared with third parties without each party's prior written approval. Only for purposes of performing broadcast.com's obligations hereunder, I3S agrees to provide broadcast.com all reasonable information necessary to determine listenership for the Events, including, but not limited to, the I3S subnetwork addresses.

7. TERM: This Agreement shall be effective for a period of three (3) years commencing on the Effective Date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party delivers thirty (30) days written notice by certified mail, return receipt requested, to the other party that such party does not agree to such renewal, or otherwise this Agreement shall be deemed extended for each additional one (1) year period. All provisions hereof regarding amounts payable by either party to the other party shall survive the expiration or earlier termination of this Agreement until such amounts are paid in full by the obligor party.

8. LIMITATION OF LIABILITY: NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES PROVIDED BY IT HEREUNDER.

9. INTELLECTUAL PROPERTY RIGHTS: Each party acknowledges and agrees that: (i) the other party's Marks are and shall remain the sole property of the other party; (ii) nothing in this Agreement shall confer in the party any right of ownership in the other party's Marks, and (iii) the party shall not now or in the future contest the validity of the other party's Marks. broadcast.com shall defend, indemnify and hold harmless I(3)S, its parent, subsidiaries, affiliates, directors, officers, shareholders, employees and agents and its successors and assigns, from and against any and all claims, demands, actions, liabilities, losses, damages and expenses, including, without limitation, settlement costs and reasonable attorneys' fees, arising out of or relating to any actual or alleged infringement of any third party's trade secrets, trademark, service mark, copyright, patent or other intellectual property rights (the "Intellectual Property Rights") in connection with the use of said Intellectual Property Rights hereunder. broadcast.com's obligation pursuant to the immediately preceding sentence is subject to the following conditions: (i) I(3)S shall give broadcast.com prompt written notice of all actions, claims or threats against I(3)S of infringement or



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     violation of Intellectual Property Rights; (ii) I(3)S shall permit
     broadcast.com to elect to assume complete control of such claims at its sole discretion and expense; provided, however, that I(3)S may elect, in such case, to retain its own counsel, at I(3)S's expense, to represent I(3)S's interest; and further, provided, however, that broadcast.com will fully cooperate with I(3)S and keep it fully informed and refrain from entering into any settlement or agreed judgment without I(3)S's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and (iii) I(3)S shall cooperate fully with broadcast.com in defending against claims, including making known or available to the indemnifying party, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to claims.

10. CROSS INDEMNIFICATION FOR OBLIGATIONS UNDER THIS AGREEMENT. Each party hereby agrees to indemnify, defend and hold harmless the other party from any and all damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising out of, under or in connection with the indemnitor party's duties, obligations, actions or performance under this Agreement, or the indemnitor party's gross negligence or willful misconduct.

11. LIMITATION OF LIABILITY. It is expressly understood that neither party makes any projection, representation or warranty regarding the amount of revenue that may be earned by the other party under this Agreement. Neither party shall be liable to the other party for any indirect, incidental, special, or consequential damages of any kind whatsoever; provided, however, that this limitation of liability shall not apply to either party's indemnification obligations under this Agreement.

12. DEFAULT. Upon the occurrence of any of the following events, a party shall be deemed to be in default under this Agreement:

           (a) Material breach of any warranty or representation by the defaulting party;

           (b) Material failure to perform the defaulting party's obligations hereunder, including with respect to each Party its failure to make the payments to the other Party as set forth in Section 3 hereof.

           (c) The defaulting party's ceasing to conduct business in the normal course, insolvency, the making of a general assignment for the benefit of its creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the United States Federal Bankruptcy Laws or any federal or state statute relating to solvency or the protection of the rights of creditors; or

           (d) Making of any warranty, representation, statement or response in connection with this Agreement which was untrue in any material respect on the date it was made by the defaulting party.

13. REMEDIES. In the event the defaulting party fails to cure any default set forth hereunder for a period of thirty (30) days after written notice of such default by the non-defaulting party, the non-defaulting party may terminate this Agreement without further obligation on the part of the non-defaulting party, and pursue any claims at law or in equity against the defaulting party.

14. FAILURE TO EXERCISE REMEDY. The remedies set forth above are cumulative, but the non-defaulting party is under no obligation to exercise any such remedy. The exercise of, or failure to exercise, any such remedies shall not prevent any future exercise of the same or any other remedies or release the defaulting party from its obligations under this Agreement.

15. EFFECT OF TERMINATION. Early termination or expiration of this Agreement shall not impair either party's then accrued rights, obligations, liabilities or remedies hereunder.

16. EXAMINATION; AUDIT RIGHTS. Each Party agrees that the other Party has the right to audit or otherwise examine, or have audited or otherwise examined, on an annual basis all applicable books, records, documents, and other data of the audited Party, including computations and projections, specifically and only relating to the Revenue Sharing Fees under this Agreement, and the audited Party's billing and collection of revenues from subscribers, sponsors and advertisers. If the audited Party's audit reveals that the auditing Party has been underpaid its applicable Revenue Sharing Fee by a percentage in excess of five percent (5%) over the period of the audit, the audited Party shall pay the auditing Party's reasonable costs of the audit, in addition to paying all past due amounts owed to the auditing Party. The audited Party shall make available at its principal place of business at


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     all reasonable times during normal business hours the materials described in the first sentence of this Section 16 for examination, audit, or reproduction. In the event that this Agreement is completely or partially terminated, the records relating to the Revenue Sharing Fees shall be made available for two (2) years after any termination of this Agreement. Records pertaining to appeals or to litigation or the settlement of claims arising under or relating to either party's performance under this Agreement shall be made available until disposition of such appeals, litigation or claims.

17. NOTICE. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by registered or certified mail, return receipt requested, all postage and other charges prepaid, to the respective addresses of the parties first noted above, or at such other address as may be designated by notice from such party to the other party pursuant to their terms of this section.

18. PUBLIC DISCLOSURES. All media releases, public announcements, and public disclosures by either party or its employees, agents or representatives relating to this Agreement or the subject matter hereof, excluding any announcement beyond the control of this disclosing party, will be approved by the non-disclosing party in writing prior to release.

19. PERFORMANCE REVIEW. In the event of any dispute or controversy between the parties of any kind or nature, upon the written request of either party, each of the parties will appoint a designated officer whose task it will be to meet for the purpose of resolving such dispute or controversy or to negotiate for an adjustment to any provision of this Agreement needed to resolve such dispute or controversy. Such officers will discuss the dispute or controversy and negotiate in good faith in an effort to resolve the dispute or controversy or renegotiate the applicable section or provision of this Agreement without the necessity of any formal proceeding relating thereto. No formal proceedings for the judicial or arbitrational resolution of such dispute or controversy may be commenced until either or both of the designated officers conclude in good faith that an amicable resolution through continued negotiation of the matter at issue is not likely to occur, or until thirty (30) days have elapsed from the date of the written request, whichever is sooner.

20. ARBITRATION. Except where otherwise expressly provided, the parties hereby agree to submit to arbitration any and all disputes, controversies, differences, or claims which may arise between them in relation to or out of this Agreement, or the breach thereof. If the parties fail to reach an amicable settlement or earlier resolution by mutual agreement, any controversy or claim relating to this Agreement shall be submitted to final and binding arbitration pursuant to the Rules of the American Arbitration Association then in effect, by three arbitrators knowledgeable of said rules and as to industry standards, sitting in a location in Dallas County, State of Texas, designated by the filing party. One arbitrator will be appointed by each party within ten (10) days of the filing of the arbitration claim and the two arbitrators shall appoint a third arbitrator within thirty (30) days. None of the arbitrators shall be related to or have any direct or indirect interest in I(3)S or broadcast.com. The arbitrators will be instructed to consider, in making any determination, the customary practices in the industry to the extent such practices exist. The arbitration proceeding shall commence within thirty (30) days of the selection of the arbitrators. Discovery shall be limited so as to allow the taking of a maximum of five (5) depositions by each party. The arbitrators shall be authorized to provide for interim and final injunctive relief. The parties acknowledge and agree that such arbitration shall be the sole forum for such interim and final injunctive relief and the parties agree to accept and abide by such injunctive relief. The arbitrators shall have the right but not the obligation to award to the prevailing party the cost of resolving any dispute regarding this Agreement or the formation, breach, enforcement or performance hereof, including any reasonable fees of attorneys, accountants and expert witnesses incurred by the prevailing party. Punitive damages shall not be recoverable in any arbitration initiated pursuant to this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary contained herein, if, at any time an initiating party can show that it would suffer irreparable harm by following the above procedures solely because of the time that it would take to engage the arbitrators and the non-filing party will not agree to immediately appoint the arbitrators and that money damages would not be adequate to compensate it for the harm so suffered, the initiating party may apply to any court of competent jurisdiction for an order or judgment granting that party a provisional remedy, including, but not limited to, a temporary restraining order, a preliminary injunction or an attachment.

21.  GENERAL PROVISIONS:

     21.1 This Agreement shall constitute the entire understanding between the parties, and supersedes all prior negotiations or understandings between the parties concerning the subject matter contained herein.


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     21.2  Broadcast.com's services and the execution of the Events on the
           Co-Branded Page(s) shall be provided in a businesslike, high quality and professional manner.

     21.3 I3S agrees to indemnify and hold harmless broadcast.com and its officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements, including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation, caused by, relating to, based upon, arising out of or in connection with any breach by I3S of the representations, warranties or agreements made by it under this Agreement.

     21.4 Each party shall maintain in strict confidence, and not disclose or distribute to any third person any Confidential Information of the other party. Confidential Information does not include any information that: (a) entered the public domain through no fault of the Receiving Party; (b) is rightfully received by the Receiving Party from a third party legally entitled to make such disclosure;
           (c) is already known to the Receiving Party prior to disclosure by the Disclosing Party; (d) is required to be disclosed pursuant to subpoena, applicable law, or SEC rules or regulations; or (e) is independently developed by the Receiving Party without reference to any confidential or proprietary information of the Disclosing Party.

     21.5 This Agreement shall be governed by the laws of the state of Texas applicable to contracts entered into and to be performed entirely within the State of Texas. The parties expressly agree that any action at law or in equity arising out of or relating to this Agreement shall be filed only in the state and federal courts located in Dallas County, Dallas, Texas. The parties hereby consent and submit to jurisdiction of such courts for the purposes of litigating any such action.

     21.6 Should any part of this Agreement be found to be illegal or otherwise unenforceable, both Parties shall continue to be bound under the remaining provisions of this Agreement.

     21.7 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns or purchasers of the respective companies. In addition, upon prior written notice to the other party, either party has the right to assign this Agreement to any entity; provided, however that said assignee shall unconditionally assume the assignor's obligations hereunder.

     21.8 The parties hereto are independent parties, and no partnership, joint venture, enterprise, or employment relationship shall be created or inferred by the existence or performance of this Agreement.

     21.9 The persons executing this Agreement on behalf of the parties hereto hereby represent and warrant that: (a) he or she has the authority to legally bind the respective party; (b) he or she has been duly authorized to execute this Agreement, and (c) all necessary corporate actions and requirements for execution, if any, have been taken or have been satisfied.

     21.10 This Agreement may be executed in one or more counterparts, which when taken together, shall constitute one and the same document. The parties hereby agree that facsimile signatures are valid and binding on the parties.

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing agreement to be signed by a duly authorized agent of each party, the day and year first above written.

I(3)S, Inc.:                                 BROADCAST.COM:
I(3)S, Inc.                                  broadcast.com inc.
1440 Corporate Drive                         2914 Taylor Street
Irving, Texas 75038                          Dallas, TX 75226


By: /s/ BILL ANDERTON                        By: /s/ KEVIN PARKE
   -------------------------------              --------------------------------
Name: Bill Anderton                          Name: Kevin Parke
     -----------------------------                ------------------------------
Title: VP & Chief Scientist                  Title: VP
      ----------------------------                 -----------------------------







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                                    EXHIBIT A

          [DESCRIPTION OF EVENTS TO BE INCLUDED ON CO-BRANDED PAGE(S)]

















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